Exhibit 99.1

KLR Energy Acquisition Corp. Class A Common Stock and Warrants to

Commence Separate Trading

HOUSTON, TX, March 28, 2016 — KLR Energy Acquisition Corp. (the "Company") announced today that holders of the Company's units may elect to separately trade the shares of Class A common stock (the “Shares”) and warrants (the “Warrants”) included in such units commencing on or about March 29, 2016.

The Shares and Warrants will trade on the NASDAQ Capital Market ("NASDAQ") under the symbols KLRE and KLREW, respectively. Units not separated will continue to trade on NASDAQ under the symbol KLREU.

A registration statement relating to these units and the underlying securities has been declared effective by the Securities and Exchange Commission on March 10, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from EarlyBirdCapital, Attn.: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, NY 10017, email: jcarter@ebcap.com, tel: (212) 661-0200. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

About KLR Energy

KLR Energy is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus efforts on seeking a business combination with a company or companies in the oil and gas exploration and production industry. KLR Energy is being sponsored by KLR Energy Sponsor, LLC, an affiliate of KLR Holdings, LLC.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

KLR Energy Acquisition Corp.

Main (713) 654-8080

T.J. Thom, CFO

Direct (504) 214-7093

Greg Dow, COO and Secretary

Direct (212) 642-0425